CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Notes	$2,380,000	$93.53

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

(2)	Pursuant to Rule 457(p) under the Securities Act of 1933, unused filing fees of $328.308.24 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-117770) filed by JPMorgan Chase & Co. on July 30, 2004, and have been carried forward, of which $93.53 offset against the registration fee due for this offering and of which $328,214.71 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Pricing Supplement no. 1302 To prospectus dated December 1, 2005, prospectus supplement dated October 12, 2006 and product supplement no. 136-I dated May 13, 2008	Registration Statement No. 333-130051 Dated May 27, 2008 Rule 424(b)(2)

Structured Investments

JPMorgan Chase & Co.
$2,380,000
Contingent Interest Knock-Out Notes Linked to an Equally Weighted Basket Consisting of the S&P 500® Index, the iShares® MSCI Emerging Markets Index Fund and the Dow Jones EURO STOXX 50® Index due May 31, 2011

General

  The notes are designed for investors who seek to receive contingent interest payments and to participate in the appreciation of an equally weighted basket of a domestic index, an international index and an exchange traded fund at maturity and who anticipate that the Index closing level or closing price, as applicable, for each Basket Component will not decline, as compared to the relevant Index starting level or Initial Share Price, as applicable, by more than 27.50% on any trading day during any Monitoring Period. Investors should be willing to forgo dividend payments and, if the Index closing level or closing price, as applicable, for any of the Basket Components declines by more than 27.50% on any trading day during any Monitoring Period, be willing to forgo interest payments and to lose some or all of their principal. If none of the Basket Components declines by more than 27.50% during the term of the notes, investors will receive interest payments at 7.50% per annum and have the opportunity to receive a return equal to the greater of (a) zero and (b) the Excess Basket Return at maturity.
  Senior unsecured obligations of JPMorgan Chase & Co. maturing May 31, 2011†.
  Minimum denominations of $1,000 and integral multiples thereof.
  The notes priced on May 27, 2008 and are expected to settle on or about May 30, 2008.

Key Terms

Basket:

The notes are linked to an equally weighted basket consisting of the S&P 500® Index, the iShares® MSCI Emerging Markets Index Fund and the Dow Jones EURO STOXX 50® Index (each a “Basket Component,” and together, the “Basket Components”).

Underlying Index:	MSCI Emerging Markets Index, which is the Index underlying the iShares® MSCI Emerging Markets Index Fund (the “Basket Fund”).
Component Weightings:

The S&P 500 Weighting, the iShares® MSCI Emerging Markets Weighting and the EURO STOXX Weighting (each a “Component Weighting,” and collectively, the “Component Weightings”) are each set to equal 1/3 of the value of the Basket, or approximately 33.3333%.

Interest Rate:

7.50% per annum, unless a Knock-Out Event has occurred during a Monitoring Period. Upon the occurrence of a Knock-Out Event during the term of the notes, no interest will be paid for the corresponding Interest Period or any subsequent Interest Period.

Knock-Out Event:

A Knock-Out Event occurs if, on any trading day during a Monitoring Period, the Index closing level or closing price, as applicable, for any Basket Component has decreased, as compared to the Index starting level or Initial Share Price, as applicable, for such Basket Component, by more than the Knock-Out Buffer Amount.

Knock-Out Buffer Amount:	27.50%
Basket Return:	Ending Basket Level – Starting Basket Level Starting Basket Level
Excess Basket Return:	Ending Basket Level – Restriking Basket Level Starting Basket Level
Starting Basket Level:	Set equal to 100 on the pricing date, which was May 27, 2008.
Restriking Basket Level:	Starting Basket Level + [Starting Basket Level x (Interest Payments / $1,000)],
where “Interest Payments” means the aggregate amount of interest paid or to be paid with respect to each $1,000 principal amount note over the term of the notes.
Ending Basket Level:	The Basket Closing Level on the Observation Date.
Payment at Maturity:

The payment at maturity will depend on a variety of factors including whether and when a Knock-Out Event occurs and whether the Ending Basket Level is greater than, less than or equal to the Starting Basket Level or Restriking Basket Level, as applicable. Set forth below are the formulas that will be used to determine your final payment at maturity (per $1,000 principal amount note) and the variables that dictate the application of any particular payout formula. For illustrations of how your total return will be calculated please see the tables and written examples under “Hypothetical Examples”, beginning on PS-4.

$1,000 + ($1,000 x Basket Return):

If a Knock-Out Event has occurred during the first Monitoring Period; or
If a Knock-Out Event occurs in the second or third Monitoring Period (but not the first) and the Ending Basket Level is less than the Starting Basket Level.

$1,000 + ($1,000 x Excess Basket Return):

If (i) a Knock-Out Event occurs in the Second or Third Monitoring Period (but not the first) and the Ending Basket Level is greater than the Restriking Basket Level or (ii) a Knock-Out Event does not occur at all and the Ending Basket Level is greater than the Restriking Basket Level.

$1,000:

If (i) a Knock-Out Event occurs in the Second or Third Monitoring Period (but not the first) and the Ending Basket Level is less than or equal to the Restriking Level (but greater than the Starting Basket Level) or (ii) a Knock-Out Event does not occur at all and the Ending Basket Level is less than or equal to the Restriking Level.

Basket Closing Level:	The Basket Closing Level on any trading day will be calculated as follows:
100 x [1 + (S&P 500 Return * S&P 500 Weighting) + (MSCI Emerging Markets Return * MSCI Emerging Markets Weighting) + (EURO STOXX Return * EURO STOXX Weighting)]

Each of the S&P 500 Return, the iShares® MSCI Emerging Markets Return and the EURO STOXX Return is the performance of the relevant Basket Component, expressed as a percentage, from the relevant Index closing level or closing price on the pricing date (each an “Index starting level” and “Initial Share Price”, respectively) to the relevant Index closing level or closing price on such trading day. The Initial Share Price used to calculate the iShares® MSCI Emerging Markets Index Fund on the pricing date is the closing price of one share of the iShares® MSCI Emerging Markets Index Fund on the pricing date, divided by the Share Adjustment Factor. For additional information, see “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 136-I.

Interest Period:

The period beginning on and including the issue date of the notes and ending on but excluding the first Interest Payment Date, and each successive period beginning on and including an Interest Payment Date and ending on but excluding the next succeeding Interest Payment Date.

Interest Payment Dates:

Interest, if any, on the notes will be payable annually in arrears on June 1 of each year (each such date, an “Interest Payment Date”), commencing June 1, 2009; provided, however, that the final interest payment, if any, will be made with the Payment at Maturity. See “Selected Purchase Considerations — Contingent Annual Interest Payments” in this pricing supplement for more information.

Monitoring Periods:

With respect to the first Interest Period, the Monitoring Period will be the period beginning on and including the pricing date and ending on and including the third business day immediately preceding the first Interest Payment Date (we refer to each such final day of a Monitoring Period as an “Ending Monitoring Date”), and, with respect to each successive Interest Period, the Monitoring Period will be the period beginning on and including the first business day immediately succeeding the Ending Monitoring Date of the immediately preceding Monitoring Period and ending on and including the third business day immediately preceding the next succeeding Interest Payment Date. Notwithstanding the foregoing, the final Ending Monitoring Date will be the Observation Date. Each Ending Monitoring Date is subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Interest Payments” in the accompanying product supplement no. 136-I.

Share Adjustment Factor:

1.0 on the pricing date and subject to adjustments under certain circumstances. See “Description of Notes — Payment at Maturity” and “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. 136-I for further information about these adjustments.

Observation Date:	May 25, 2011†
Maturity Date:	May 31, 2011†
CUSIP:	48123M3T7
†	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 136-I.

Investing in the Contingent Interest Knock-Out Notes involves a number of risks. See “Risk Factors” beginning on page PS-12 of the accompanying product supplement no. 136-I and “Selected Risk Considerations” beginning on page PS-2 of this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplements and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Fees and Commissions (1)	Proceeds to Us

Per note	$1,000	$51.86	$948.14

Total	$2,380,000	$123,426.80	$2,256,573.20

(1)

J.P. Morgan Securities Inc., which we refer to as JPMSI, acting as agent for JPMorgan Chase & Co., will receive a commission of $51.86 per $1,000 principal amount note and will use a portion of that commission to allow selling concessions to other dealers of approximately $22.50 per $1,000 principal amount note. See “Underwriting” beginning on page PS-61 of the accompanying product supplement no. 136-I.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

JPMorgan

May 27, 2008

Additional Terms Specific to the Notes

Each holder and beneficial owner of the notes, by virtue of purchasing the notes, represents and warrants that it is a United States person as defined in section 7701(a)(30) of the Internal Revenue Code of 1986 as amended, and agrees that (i) it will not transfer, sell, offer, reoffer or otherwise assign the notes to any person that is not a United States person and (ii) it will inform any transferee that such transferee, by virtue of purchasing the notes, is deemed to represent that such transferee is a United States person and is bound by the restrictions on transfers, sales, offers, reoffers and assignments set forth in (i) above.

You should read this pricing supplement together with the prospectus dated December 1, 2005, as supplemented by the prospectus supplement dated October 12, 2006 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 136-I dated May 13, 2008. This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the term sheet related hereto dated May 13, 2008 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 136-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. 136-I dated May 13, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208002567/e31559_424b2.pdf

  Prospectus supplement dated October 12, 2006:
  http://www.sec.gov/Archives/edgar/data/19617/000089109206003117/e25276_424b2.pdf

  Prospectus dated December 1, 2005:
  http://www.sec.gov/Archives/edgar/data/19617/000089109205002389/e22923_base.txt

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” or “our” refers to JPMorgan Chase & Co.

Selected Purchase Considerations

  CONTINGENT ANNUAL INTEREST PAYMENTS — Unless a Knock-Out Event has occurred during a Monitoring Period, the notes offer annual interest payments at a rate of 7.50% per annum. Interest, if any, on the notes will be payable annually in arrears on June 1 of each year (each such date, an “Interest Payment Date”), commencing June 1, 2009, to the holders of record at the close of business on the date 15 calendar days prior to that Interest Payment Date; provided, however, that the final interest payment, if any, will be made with the Payment at Maturity. If an Interest Payment Date is not a business day, payment will be made on the next business day immediately following such day, but no additional interest will accrue as a result of the delayed payment. For additional information about interest payments, see “Selected Risk Considerations” in this pricing supplement.
  APPRECIATION POTENTIAL — In addition to the contingent annual interest payments described above, the notes provide the opportunity to participate in the appreciation of the Basket at maturity. If a Knock-Out Event does not occur at all or does not occur until the second or final Monitoring Period, and the Ending Basket Level is greater than the Restriking Basket Level, in addition to the principal amount, you will receive the Excess Basket Return, which reflects the amount by which the Basket has appreciated in excess of a return equal to the interest payments received. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.
  DIVERSIFICATION AMONG THE BASKET COMPONENTS — The return on the notes is linked to a basket consisting of the S&P 500® Index, the iShares®MSCI Emerging Markets Index Fund and the Dow Jones EURO STOXX 50® Index. The S&P 500® Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund of iShares, Inc., which is a registered investment company that consists of numerous separate investment portfolios. The iShares® MSCI Emerging Markets Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets as measured by the MSCI Emerging Markets Index, which we refer to as the Underlying Index. The Underlying Index is a free-float adjusted average of the U.S. dollar values of all of the equity securities constituting the MSCI Indices for selected emerging markets countries. The Dow Jones EURO STOXX 50® Index consists of 50 component stocks of market sector leaders from within the Eurozone. The Dow Jones EURO STOXX 50® Index and STOXX® are the intellectual property (including registered trademarks) of STOXX Limited, Zurich, Switzerland, and/or Dow Jones & Company, Inc., a Delaware corporation, New York, USA (the “Licensors”), which are used under license. The notes are in no way sponsored, endorsed, sold or promoted by the Licensors and neither of the Licensors shall have any liability with respect thereto. For additional information about the Basket and each Basket Component, please see “The S&P 500® Index,” “The iShares® MSCI Emerging Markets Index Fund” and “The Dow Jones EURO STOXX 50® Index” in the accompanying product supplement no. 136-I.
  CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 136-I. As described therein, we and you will agree to characterize and treat the notes for U.S. federal income tax purposes as “open transactions”. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special tax counsel, Sidley Austin llp, it is reasonable to treat your purchase and ownership of the notes as an “open transaction” for U.S. federal income tax purposes. Assuming this characterization is respected, your gain or loss on the notes (not including interest payments or, in the case of a sale or exchange prior to maturity, possibly any amount attributable to accrued but unpaid interest) should be treated as long-term capital gain or loss if you hold the notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. While

JPMorgan Structured Investments —
Contingent Interest Knock-Out Notes Linked to an Equally Weighted Basket Consisting of the S&P 500® Index, the iShares® MSCI Emerging Markets Index Fund and the Dow Jones EURO STOXX 50® Index

PS-1
  the U.S. federal income tax treatment of the interest payments on the notes is uncertain, we intend to treat these payments as ordinary income. The Internal Revenue Service (the “IRS”) or a court may not respect this characterization or treatment of the notes, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. In addition, on December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which could include instruments similar to the notes. The notice focuses in particular on whether to require holders of these instruments to accrue income (possibly in excess of any interest payments) over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket, the Basket Components or any of the equity securities composing the S&P 500® Index and the Dow Jones EURO STOXX 50® Index or the equity securities held by the iShares® MSCI Emerging Markets Index Fund. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 136-I dated May 13, 2008.

  THE AMOUNT OF INTEREST PAYABLE ON THE NOTES DURING ANY GIVEN INTEREST PERIOD, AND OVER THE TERM OF THE NOTES, IS UNCERTAIN AND COULD BE ZERO — The payment of interest during an Interest Period will depend on whether a Knock-Out Event has occurred at any time during the term of the notes. If a Knock-Out Event has previously occurred during a Monitoring Period, interest will not be paid for the corresponding Interest Period or any subsequent Interest Period. Even if no Knock-Out Event occurs during a particular Monitoring Period, you will not receive any interest for the applicable Interest Period if a Knock-Out Event previously occurred. Therefore, the amount of interest payable on the notes during any given Interest Period, and over the term of the notes, is uncertain and could be zero.
  DURING ONE OR MORE INTEREST PERIODS, AND OVER THE TERM OF THE NOTES, THE YIELD ON THE NOTES MAY BE LOWER THAN THE YIELD ON A CONVENTIONAL DEBT SECURITY OF COMPARABLE MATURITY — During the term of the notes, these notes will not bear interest with respect to any Interest Period if a Knock-Out Event has occurred. As a result, the effective yield on the notes may be less than what would be payable on a conventional, debt security issued by us or an issuer with a comparable credit rating of comparable maturity.
  YOU WILL BE EXPOSED TO THE RISK OF A DECLINE FOR EACH BASKET COMPONENT — The payment of interest during an Interest Period, if any, is not linked to the performance of the Basket. Rather, you will receive interest during an Interest Period only if the Index closing level or closing price, as applicable, of each Basket Component on any trading day during the corresponding Monitoring Period or any previous Monitoring Period has not decreased, as compared to the Index starting level or Initial Share Price for such Basket Component, by more than the Knock-Out Buffer Amount. Unlike an instrument with interest payments linked to the performance of a basket, in which risk is mitigated and diversified among all of the components of the basket, you will be fully exposed equally to the risks related to all of the Basket Components.
  YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the Basket and will depend on whether a Knock-Out Event has occurred and whether, and the extent to which, the Basket Return or the Excess Basket Return, as applicable, is positive or negative. If the Index closing level or closing price, as applicable, of any Basket Component has declined, as compared to the Index starting level or Initial Share Price of such Basket Component, by more than the Knock-Out Buffer Amount of 27.50% on any trading day during a Monitoring Period, a Knock-Out Event has occurred, and the protection provided by the Knock-Out Buffer Amount of 27.50% will terminate. Under these circumstances, you could lose some or all of your principal.
  THE RESTRIKING BASKET LEVEL MAY OFFSET YOUR INTEREST PAYMENTS — Your payment at maturity may be lower than the payment at maturity on a similar note without a Restriking Basket Level feature that has the effect of offsetting any interest payment. Generally, your payment at maturity will only exceed your principal amount if the Ending Basket Level is greater than the Restriking Basket Level. The longer that a Knock-Out Event is not triggered and, accordingly, the more interest that is paid or to be paid with respect to the notes, the higher the Ending Basket Level must be for you to achieve a payment at maturity in excess of your principal amount. As a result, you will receive no more than the principal amount at maturity, even if the Ending Basket Level is greater than the Starting Basket Level but is less than or equal to the Restriking Basket Level.
  YOUR PROTECTION MAY TERMINATE ON ANY TRADING DAY DURING THE TERM OF THE NOTES — If the Index closing level or closing price, as applicable, of any Basket Component on any trading day during a Monitoring Period declines from the Index starting level or Initial Share Price of such Basket Component by more than the Knock-Out Buffer Amount of 27.50%, you will at maturity be fully exposed to any depreciation in the Basket below the Starting Basket Level. We refer to this feature as a contingent buffer. Under these circumstances, if the Ending Basket Level is less than the Starting Basket Level, you will lose 1% of the principal amount of your investment for every 1% decrease in the Ending Basket Level as compared to the Starting Basket Level. You will be subject to this potential loss of principal even if the relevant Basket Component subsequently increases such that the Index closing level or closing price, as applicable, of such Basket Component is less than the relevant Index starting level or Initial Share Price by not more than the Knock-Out Buffer Amount of 27.50%, or is equal to or greater than the relevant Index starting level or Initial Share Price. If these notes had a non-contingent buffer feature, under the same scenario,

JPMorgan Structured Investments —
Contingent Interest Knock-Out Notes Linked to an Equally Weighted Basket Consisting of the S&P 500® Index, the iShares® MSCI Emerging Markets Index Fund and the Dow Jones EURO STOXX 50® Index

PS-2
  you would have received the full principal amount of your notes at maturity. As a result, your investment in the notes may not perform as well as an investment in a security with a return that includes a non-contingent buffer.
  CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. As a result, and as a general matter, the price, if any, at which JPMSI will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those set forth under “Many Economic and Market Factors Will Impact the Value of the Notes” below.
  The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
  THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK — Because the prices of the equity securities held by the iShares® MSCI Emerging Markets Index Fund are converted into U.S. dollars for the purposes of calculating the net asset value of the iShares® MSCI Emerging Markets Index Fund, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities held by the iShares® MSCI Emerging Markets Index Fund trade. Your net exposure will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of equity securities denominated in such currencies in the iShares® MSCI Emerging Markets Index Fund. If, taking into account such weighting, the U.S. dollar strengthens against such currencies, the value of the iShares® MSCI Emerging Markets Index Fund will be adversely affected and the payment at maturity, if any, may be reduced.
  NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing any of the Basket Components would have.
  THERE ARE RISKS ASSOCIATED WITH THE iSHARES® MSCI EMERGING MARKETS INDEX FUND — The iShares® MSCI Emerging Markets Index Fund has a limited operating history, having commenced trading in April 2003. Although its shares are listed for trading on the New York Stock Exchange (the “NYSE”) and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the iShares® MSCI Emerging Markets Index Fund or that there will be liquidity in the trading market. In addition, Barclays Global Fund Advisers, which we refer to as BGFA, is the iShares® MSCI Emerging Markets Index Fund’s investment advisor. The iShares® MSCI Emerging Markets Index Fund is subject to management risk, which is the risk that BGFA’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, BGFA may select up to 10% of the iShares® MSCI Emerging Markets Index Fund’s assets to be invested in shares of other iShares® funds that seek to track the performance of equity securities of constituent countries of the Underlying Index. Any of such action could adversely affect the market price of the shares of the iShares® MSCI Emerging Markets Index Fund, and consequently, the value of the notes.
  DIFFERENCES BETWEEN THE iSHARES® MSCI EMERGING MARKETS INDEX FUND AND THE MSCI EMERGING MARKETS INDEX — The iShares® MSCI Emerging Markets Index Fund does not fully replicate the MSCI Emerging Markets Index, may hold securities not included in the Underlying Index and will reflect additional transaction costs and fees that are not included in the calculation of the Underlying Index, all of which may lead to a lack of correlation between the iShares® MSCI Emerging Markets Index Fund and the Underlying Index. In addition, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the variance between the iShares® MSCI Emerging Markets Index Fund and the Underlying Index. Finally, because the shares of the iShares® MSCI Emerging Markets Index Fund are traded on the NYSE and are subject to market supply and investor demand, the market value of one share of the iShares® MSCI Emerging Markets Index Fund may differ from the net asset value per share of the iShares® MSCI Emerging Markets Index Fund. For all of the foregoing reasons, the performance of the iShares® MSCI Emerging Markets Index Fund may not correlate with the performance of the Underlying Index.
  NO DIRECT EXPOSURE TO FLUCTUATIONS IN FOREIGN EXCHANGE RATES — The value of your notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the stocks underlying the iShares® MSCI Emerging Markets Index Fund and the Dow Jones EURO STOXX 50® Index are based, although any currency fluctuations could affect the performance of the Basket. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the notes, you will not receive any additional payment or incur any reduction in your payment at maturity.
  LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMSI intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMSI is willing to buy the notes.

JPMorgan Structured Investments —
Contingent Interest Knock-Out Notes Linked to an Equally Weighted Basket Consisting of the S&P 500® Index, the iShares® MSCI Emerging Markets Index Fund and the Dow Jones EURO STOXX 50® Index

PS-3
  WE ARE CURRENTLY ONE OF THE COMPANIES THAT MAKE UP THE S&P 500® INDEX — We are currently one of the companies that make up the S&P 500® Index. On March 16, 2008, and March 24, 2008, we issued press releases (which are included in our Current Reports on Form 8-K filed with the Securities and Exchange Commission on March 18, 2008, and March 24, 2008, respectively) announcing our potential acquisition of The Bear Stearns Companies, Inc., which is also included in the S&P 500® Index. To our knowledge, we are not currently affiliated with any other issuers the equity securities of which are included in the S&P 500® Index. We will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the S&P 500® Index and the notes.
  POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.
  THE ANTI-DILUTION PROTECTION FOR THE iSHARES® MSCI EMERGING MARKETS INDEX FUND IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the shares of the iShares® MSCI Emerging Markets Index Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the iShares® MSCI Emerging Markets Index Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.
  MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the levels of the Basket Components on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:
    the expected volatility of the Basket Components;
    the time to maturity of the notes;
    whether a Knock-Out Event has occurred;
    whether interest will be paid in future Interest Periods;
    the dividend rate on the equity securities underlying the S&P 500® Index and the Dow Jones EURO STOXX 50® Index and held by the iShares® MSCI Emerging Markets Index Fund (while not paid to holders of the notes, divided payments on the equity securities underlying the S&P 500® Index and the Dow Jones EURO STOXX 50® Index and included in the iShares® MSCI Emerging Markets Index Fund may influence the levels of the S&P 500® Index and the Dow Jones EURO STOXX 50® Index or price of shares of the iShares® MSCI Emerging Markets Index Fund, as applicable, and the market value of options on the S&P 500® Index, the Dow Jones EURO STOXX 50® Index and the iShares® MSCI Emerging Markets Index Fund and therefore affect the value of the notes);
    interest and yield rates in the market generally as well as in each of the markets of the equity securities composing the Basket Components;
    the occurrence of certain events to the iShares® MSCI Emerging Markets Index Fund that may or may not require an adjustment to the Share Adjustment Factor;
    economic, financial, political, regulatory or judicial events that affect the equity securities composing the Basket Components or stock markets generally and which may affect the Basket Return;
    the exchange rate and the volatility of the exchange rate between the U.S. dollar and each of the currencies in which the equity securities composing the Basket Components are traded and the correlation between those rates and the price of the iShares® MSCI Emerging Markets Index Fund; and
    our creditworthiness, including actual or anticipated downgrades in our credit ratings.
  TRANSFER RESTRICTION — EACH HOLDER AND BENEFICIAL OWNER OF THE NOTES, BY VIRTUE OF PURCHASING THE NOTES, REPRESENTS AND WARRANTS THAT IT IS A UNITED STATES PERSON AS DEFINED IN SECTION 7701(A)(30) OF THE INTERNAL REVENUE CODE OF 1986 AS AMENDED, AND AGREES THAT (I) IT WILL NOT TRANSFER, SELL, OFFER, REOFFER OR OTHERWISE ASSIGN THE NOTES TO ANY PERSON THAT IS NOT A UNITED STATES PERSON AND (II) IT WILL INFORM ANY TRANSFEREE THAT SUCH TRANSFEREE, BY VIRTUE OF PURCHASING THE NOTES, IS DEEMED TO REPRESENT THAT SUCH TRANSFEREE IS A UNITED STATES PERSON AND IS BOUND BY THE RESTRICTIONS ON TRANSFERS, SALES, OFFERS, REOFFERS AND ASSIGNMENTS SET FORTH IN (I) ABOVE.

JPMorgan Structured Investments —
Contingent Interest Knock-Out Notes Linked to an Equally Weighted Basket Consisting of the S&P 500® Index, the iShares® MSCI Emerging Markets Index Fund and the Dow Jones EURO STOXX 50® Index

PS-4

Hypothetical Examples

What Is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Basket if a Knock-Out Event Does Not Occur?

The following table illustrates the hypothetical total return at maturity on the notes if a Knock-Out Event does not occur. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the sum of the interest payments and the payment at maturity per $1,000 principal amount note to $1,000. The following table and examples reflect the Restriking Basket Level of 122.50 if a Knock-Out Event does not occur. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Ending Basket Level	Basket Return	Excess Basket Return	Total Return(1)

200.00	100.00%	77.50%	100.00%
180.00	80.00%	57.50%	80.00%
150.00	50.00%	27.50%	50.00%
130.00	30.00%	7.50%	30.00%
123.00	23.00%	0.50%	23.00%
122.50	22.50%	N/A	22.50%
120.00	15.50%	N/A	22.50%
115.00	15.00%	N/A	22.50%
110.00	10.00%	N/A	22.50%
108.00	8.00%	N/A	22.50%
107.50	7.50%	N/A	22.50%
105.00	5.00%	N/A	22.50%
102.50	2.50%	N/A	22.50%
100.00	0.00%	N/A	22.50%
95.00	-5.00%	N/A	22.50%
90.00	-10.00%	N/A	22.50%
85.00	-15.00%	N/A	22.50%
80.00	-20.00%	N/A	22.50%
72.50	-27.50%	N/A	22.50%
40.00	-60.00%	N/A	N/A
20.00	-80.00%	N/A	N/A
0.00	-100.00%	N/A	N/A

(1) Because a Knock-Out Event does not occur, the total return reflects, in addition to any payment at maturity, aggregate interest payments equal to $225 over the term of the notes.

Hypothetical Examples of Amounts Payable at Maturity if a Knock-Out Event Does Not Occur

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: A Knock-Out Event does not occur, and the level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 130. Because a Knock-Out Event does not occur and the Ending Basket Level of 130 is greater than the Restriking Basket Level of 122.50, the Excess Basket Return is 7.50% and the investor receives a payment at maturity of $1,075.00 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 x 7.50%) = $1,075

Accordingly, the investor receives an aggregate amount equal to $1,300 over the term of the notes, including $225 in interest payments.

Example 2: A Knock-Out Event does not occur, and the level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 110. Because a Knock-Out Event does not occur and the Ending Basket Level of 110 is less than the Restriking Basket Level of 122.50, the investor receives a payment at maturity of $1,000 per $1,000 principal amount note. Accordingly, the investor receives an aggregate amount equal to $1,225 over the term of the notes, including $225 in interest payments.

Example 3: A Knock-Out Event does not occur, and the level of the Basket decreases from the Starting Basket Level of 100 to an Ending Basket Level of 80. Because a Knock-Out Event does not occur and the Ending Basket Level of 80 is less than the Restriking Basket Level of 122.50, the investor receives a payment at maturity of $1,000 per $1,000 principal amount note. Accordingly, the investor receives an aggregate amount equal to $1,225 over the term of the notes, including $225 in interest payments.

What Is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Basket if a Knock-Out Event Has Occurred?

The table on the following page illustrates the hypothetical total return at maturity on the notes if a Knock-Out Event has occurred. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the sum of the interest payments, if any, and the payment at maturity per $1,000 principal amount note to $1,000. The following table and examples reflect that the Restriking Basket Level of (a) 107.50 if a Knock-Out Event occurred during the second Monitoring Period for the first time during the term of the notes and (b) 115 if a Knock-Out Event occurred during the final Monitoring Period for the first time during the term of the notes. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

JPMorgan Structured Investments —
Contingent Interest Knock-Out Notes Linked to an Equally Weighted Basket Consisting of the S&P 500® Index, the iShares® MSCI Emerging Markets Index Fund and the Dow Jones EURO STOXX 50® Index

PS-5

		Excess Basket Return if Knock-Out Event First Occurred in		Total Return if Knock-Out Event First Occurred in

Ending Basket Level	Basket Return	Second Monitoring Period	Final Monitoring Period	First Monitoring Period	Second Monitoring Period(1)	Final Monitoring Period(2)

200.00	100.00%	92.50%	85.00%	100.00%	100.00%	100.00%
180.00	80.00%	72.50%	65.00%	80.00%	80.00%	80.00%
150.00	50.00%	42.50%	35.00%	50.00%	50.00%	50.00%
130.00	30.00%	22.50%	15.00%	30.00%	30.00%	30.00%
123.00	23.00%	15.50%	8.00%	23.00%	23.00%	23.00%
122.50	22.50%	15.00%	7.50%	22.50%	22.50%	22.50%
120.00	20.00%	12.50%	5.00%	20.00%	20.00%	20.00%
115.00	15.00%	7.50%	N/A	15.00%	15.00%	15.00%
110.00	10.00%	2.50%	N/A	10.00%	10.00%	15.00%
108.00	8.00%	0.50%	N/A	8.00%	8.00%	15.00%
107.50	7.50%	N/A	N/A	7.50%	7.50%	15.00%
105.00	5.00%	N/A	N/A	5.00%	7.50%	15.00%
102.50	2.50%	N/A	N/A	2.50%	7.50%	15.00%
100.00	0.00%	N/A	N/A	0.00%	7.50%	15.00%
95.00	-5.00%	N/A	N/A	-5.00%	2.50%	10.00%
90.00	-10.00%	N/A	N/A	-10.00%	-2.50%	5.00%
85.00	-15.00%	N/A	N/A	-15.00%	-7.50%	0.00%
80.00	-20.00%	N/A	N/A	-20.00%	-12.50%	-5.00%
72.50	-27.50%	N/A	N/A	-27.50%	-20.00%	-12.50%
40.00	-60.00%	N/A	N/A	-60.00%	-52.50%	-45.00%
20.00	-80.00%	N/A	N/A	-80.00%	-72.50%	-65.00%
0.00	-100.00%	N/A	N/A	-100.00%	-92.50%	-85.00%

(1)

Because a Knock-Out Event occurred for the first time during the second Monitoring Period, the total return reflects, in addition to any payment at maturity, an interest payment equal to $75 with respect to the first Interest Period only.

(2)	Because a Knock-Out Event occurred for the first time during the final Monitoring Period, the total return reflects, in addition to any payment at maturity, aggregate interest payments equal to $150 with respect to the first and second Interest Periods only.

Hypothetical Examples of Amounts Payable at Maturity if a Knock-Out Event Has Occurred

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: A Knock-Out Event has occurred for the first time during the final Monitoring Period, and the level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 122.50. Because a Knock-Out Event has occurred for the first time during the final Monitoring Period and the Ending Basket Level of 122.50 is greater than the Restriking Basket Level of 115, the Excess Basket Return is 7.50% and the investor receives a payment at maturity of $75 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 x 7.50%) = $1,075

Because a Knock-Out Event has occurred for the first time during the final Monitoring Period, no interest is paid after the second Interest Period. Accordingly, the investor receives an aggregate amount equal to $1,225 over the term of the notes, including $150 in interest payments with respect to the first and second Interest Periods.

Example 2: A Knock-Out Event has occurred for the first time during the final Monitoring Period, and the level of the Basket decreases from the Starting Basket Level of 100 to an Ending Basket Level of 95. Because a Knock-Out Event has occurred for the first time during the final Monitoring Period and the Ending Basket Level of 95 is less than the Starting Basket Level of 100, the investor receives a payment at maturity of $950 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 x -5%) = $950

Because a Knock-Out Event has occurred for the first time during the final Monitoring Period, no interest is paid after the second Interest Period. Accordingly, the investor receives an aggregate amount equal to $1,100 over the term of the notes, including $150 in interest payments with respect to the first and second Interest Periods.

Example 3: A Knock-Out Event has occurred for the first time during the final Monitoring Period, and the level of the Basket decreases from the Starting Basket Level of 100 to an Ending Basket Level of 80. Because a Knock-Out Event has occurred for the first time during the final Monitoring Period and the Ending Basket Level of 80 is less than the Starting Basket Level of 100, the Basket Return is -20% and the investor receives a payment at maturity of $800 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 x -20%) = $800

Because a Knock-Out Event has occurred for the first time during the final Monitoring Period, no interest is paid after the second Interest Period. Accordingly, the investor receives an aggregate amount equal to $950 over the term of the notes, including $150 in interest payments with respect to the first and second Interest Periods.

Example 4: A Knock-Out Event has occurred for the first time during the second Monitoring Period, and the level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 110. Because a Knock-Out Event has occurred for the first time during the second Monitoring Period and the Ending Basket Level of 110 is greater than the Restriking Basket Level of 107.50, the Excess Basket Return is 2.50%, the investor receives a payment at maturity of $1,025 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 x 2.50%) = $1,025

Because a Knock-Out Event has occurred for the first time during the second Monitoring Period, no interest is paid after the first Interest Period. Accordingly, the investor receives an aggregate amount equal to $1,100 over the term of the notes, including the $75 interest payment paid with respect to the first Interest Period.

Example 5: A Knock-Out Event has occurred for the first time during the second Monitoring Period, and the level of the Basket decreases from the Starting Basket Level of 100 to an Ending Basket Level of 90. Because a Knock-Out Event has occurred for the first time during the second Monitoring Period and the Ending Basket Level of 90 is less than the Starting Basket Level of 100, the investor receives a payment at maturity of $900 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 x -10%) = $900

JPMorgan Structured Investments —
Contingent Interest Knock-Out Notes Linked to an Equally Weighted Basket Consisting of the S&P 500® Index, the iShares® MSCI Emerging Markets Index Fund and the Dow Jones EURO STOXX 50® Index

PS-6

Because a Knock-Out Event has occurred for the first time during the second Monitoring Period, no interest is paid after the first Interest Period. Accordingly, the investor receives an aggregate amount equal to $975 over the term of the notes, including $75 in interest payments with respect to the first Interest Period.

Example 6: A Knock-Out Event has occurred during the first Monitoring Period, and the level of the Basket decreases from the Starting Basket Level of 100 to an Ending Basket Level of 80. Because a Knock-Out Event has occurred in the first Monitoring Period and the Ending Basket Level of 80 is less than the Starting Basket Level, the Basket Return is -20% and the investor receives a payment at maturity of $800 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 x -20%) = $800

Because a Knock-Out Event has occurred during the first Monitoring Period, no interest is paid over the term of the notes.

Historical Information

The following graphs show the historical weekly performance of the S&P 500® Index and the Dow Jones EURO STOXX 50® Index from January 3, 2003 through May 23, 2008, the historical weekly performance of the iShares® MSCI Emerging Markets Index Fund from April 11, 2003 through May 23, 2008 as well as the Basket as a whole from April 11, 2003 through May 23, 2008. The graph of the historical Basket performance assumes the Basket level on April 11, 2003 was 100 and the Component Weightings specified on the cover of this pricing supplement on that date. The Index closing level of the S&P 500® Index on May 27, 2008 was 1385.35. The closing price of one share of the iShares® MSCI Emerging Markets Index Fund on May 27, 2008 was $148.45. The Index closing level of the Dow Jones EURO STOXX 50® Index on May 27, 2008 was 3711.03.

We obtained the Index closing levels and closing prices below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of information obtained from Bloomberg Financial Markets. The historical levels of each Basket Component and of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the Index closing level or closing price of any Basket Component on the Observation Date or any trading day during the Monitoring Period. We cannot give you assurance that the performance of the Basket Components will result in the return of any of your initial investment.

JPMorgan Structured Investments —
Contingent Interest Knock-Out Notes Linked to an Equally Weighted Basket Consisting of the S&P 500® Index, the iShares® MSCI Emerging Markets Index Fund and the Dow Jones EURO STOXX 50® Index

PS-7